press release

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info: Marilynn Meek (212) 827-3773
Senior Vice President-Finance
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
August 5, 2009

COMFORCE CORPORATION REPORTS SECOND QUARTER 2009 RESULTS

Woodbury, NY – August 5, 2009 – COMFORCE Corporation (NYSE Amex: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services today reported results for its second quarter ended June 28, 2009.

The Company reported revenues of $141.7 million for the second quarter of 2009, compared to revenues of $152.8 million for the second quarter of 2008, a 7.2% decrease.  Lower revenues for the quarter were primarily due to the continued decline in the global economy, which has adversely affected demand in the labor markets.  Sequentially, revenues for the second quarter 2009 improved 2.7% from the prior quarter.

Revenue in the Human Capital Management Services segment, consisting of PrO Unlimited®, increased $81,000 over second quarter 2008, and also improved sequentially 7.3% over this year’s first quarter.  PrO’s increase in the second quarter of 2009 as compared to 2008 was primarily due by an increase in services provided to new clients, which was offset by a decrease in services provided to existing clients.  Staff Augmentation segment revenue decreased by $10.8 million, or 19.7% reflecting a decrease in clients’ demand for services in this sector.

Gross profit for the second quarter of 2009 was $20.2 million, or 14.3% of sales, compared to a gross profit of $24.4 million, or 16.0% of sales for the comparable period last year.  The decrease in gross profit is the result of pricing pressures the Company is facing in the current economic environment, lower sales volume on higher margin services and less favorable workers compensation claim experience in the 2009 period.  In addition, the Company recorded an additional accrual of approximately $920,000 in the second quarter of 2009 related to a state tax examination.

Selling, general and administrative (SG&A) expenses decreased by $1.4 million in the second quarter of 2009, as compared to the second quarter of 2008.   SG&A expenses as a percentage of net sales were 12.9% for the second quarter of 2009, compared to 12.9% for the second quarter of 2008.  Management continues to undertake initiatives to reduce SG&A expenses and has been successful in controlling costs as sales decreased.

COMFORCE reported operating income of $1.1 million for the second quarter of 2009, compared to operating income of $4.0 million for the second quarter of 2008.

The Company’s interest expense for the second quarter of 2009 was $441,000 compared to $1.1 million for the second quarter of 2008.  This decrease was primarily due to the Company’s retirement and redemption of $11.7 million of 12% Senior Notes in 2008 and to lower interest rates being charged under the Company’s credit facility.

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Other income, net, for the second quarter of 2009 of $465,000 compared to $106,000 for second quarter 2008, principally consists of gains on foreign currency exchanges.

Income before income taxes was $1.1 million for the second quarter of 2009, compared to income before income taxes of $2.9 million for the comparable period last year.

COMFORCE recognized a provision for income taxes of $513,000 in the second quarter of 2009, compared to a tax provision for income taxes of $1.3 million in the second quarter of 2008.

The Company reported net income of $598,000, or $0.02 per basic and diluted share for the second quarter of 2009, compared to net income of $1.6 million, $0.08 per basic share and $0.05 per diluted share for the second quarter of 2008.

Six Months Results

COMFORCE recorded revenues of $279.7 million for the first six months of 2009, compared to revenues of $303.0 million for the first six months of 2008.  PrO Unlimited revenues declined 2.7% to $188.1 million, compared to $193.3 million for the first six months of 2008.

Gross profit for the first six months of 2009 was $40.8 million, or 14.6% of sales, compared to gross profit of $48.2 million, or 15.9% of sales for the first six months of 2008. The decrease in gross profit is the result of pricing pressures the Company is facing in the current economic environment, lower sales volume on higher margin services and less favorable workers compensation claim experience in the 2009 period.  In addition, the Company recorded an additional accrual of approximately $920,000 in the second quarter of 2009 related to a state tax examination.

The Company’s operating income for the first half of 2009 was $2.1 million, compared to operating income of $7.5 million for the first half of 2008.

Interest expense for the first six months of 2009 was $1.1 million, compared to $2.6 million for the first six months of 2008.  The lower interest expense was primarily due to the redemption and repurchase of the Senior Notes mentioned above and to lower interest rates being charged under the Company’s credit facility.

Other income, net, for the first six months of 2009 of $392,000, compared to other expense, net, of $177,000 for the first six months of 2008, principally consists of gains and losses, respectively, on foreign currency exchanges.

COMFORCE reported income before income taxes of $1.4 million for the first six months of 2009, compared to income before income taxes of $4.7 million for the first six months of 2008.  The Company recognized a tax provision of $649,000 for the first half of 2009, compared to a tax provision of $2.1 million for the first half of 2008.

Net income for the first six months of 2009 was $754,000, or $0.01 per basic and diluted share, compared to $2.6 million, or $0.12 per basic share and $0.08 per diluted share for the same period last year.

Comments from Management

John Fanning, Chairman and Chief Executive Officer of COMFORCE commented, “While our results for the second quarter continued to be negatively impacted by the global economy, sequentially, we realized improved financial performance in key metrics including revenues, operating income, and net income.  The sequential improvement suggests stabilization in our business that we began to observe toward the end of the first quarter and continued into our second quarter.”

Mr. Fanning continued, “We continue to position our company for future growth and remain focused on those business areas that we believe will be more in demand as the economy recovers, including PrO Unlimited and RightSourcing®.  At the same time, we continue to prudently manage our costs and allocate our capital to seek to position our company for long-term sustainable growth.”

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“Our primary goal is to meet our customers’ needs and build COMFORCE to the benefit of our shareholders longer term,” concluded Mr. Fanning.

About COMFORCE

COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces.  We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support, technical and engineering, information technology, telecommunications and other staffing needs.  We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services.  The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PrO Unlimited subsidiary.  The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing Vendor Management Services, Technical, Information Technology and Other Staffing Services.  The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, particularly in light of the current global economic crisis that has been marked by dramatic and rapid shifts in market conditions and government responses, nor will we undertake any obligation to update any of these statements.  Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

•
unfavorable global, national or local economic conditions that cause our clients to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•
the current economic crisis has created a tightening of the credit markets coupled with increasing interest rates, which, if these conditions persist or deteriorate, could significantly increase our interest expense and make it more difficult and costly for us to refinance or extend our credit facility at its maturity in July 2010;

•
in the current economic climate, some state taxing authorities are more strictly interpreting business tax laws and regulations and more aggressively seeking to enforce these laws and regulations to address shortfalls in state tax revenues;

•
increases in the effective rates of any payroll-related costs or business taxes that we are unable to pass on to or recover from our clients, particularly in a climate of heightened competitive pressure;

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•	increases in the costs of complying with the complex federal, state and foreign laws and regulations under which we operate, or our inability to comply with these laws and regulations;
•	our inability to collect fees due to the bankruptcy of our clients, including the amount of any wages we have paid to our employees for work performed for these clients;
•	our inability to keep pace with rapid changes in technology in our industry;
•
in that we place our employees in other workplaces, losses incurred by reason of our employees’ misuse of client proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;
•	unfavorable developments in our business may result in the necessity of writing off goodwill in future periods;
•
as a result of covenants and restrictions in the documents governing our bank credit facility, or any future debt instruments, our inability to use available cash in the manner management believes will maximize shareholder value;

•	unfavorable press or analysts’ reports concerning our industry or our company could negatively affect the perception investors have of our company and our prospects; or
•
any of the other factors described under “Risk Factors” in Item 1A of the Company’s annual report on Form 10-K for the year ended December 28, 2008 (copies of which may be accessed through www.sec.gov or www.comforce.com).

-Financial Tables Follow-

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008

Net sales of services	$141,689	$152,756	$279,718	$302,966

Costs and expenses:
Cost of services	121,479	128,365	238,889	254,767
Selling, general and administrative expenses	18,246	19,632	37,020	39,251
Depreciation and amortization	877	738	1,713	1,413

Total costs and expenses	140,602	148,735	277,622	295,431

Operating income	1,087	4,021	2,096	7,535

Other income (expense):
Interest expense	(441)	(1,129)	(1,085)	(2,568)
Loss on debt extinguishment	–	(129)	–	(129)
Other (expense) income, net	465	106	392	(177)
	24	(1,152)	(693)	(2,874)

Income before income taxes	1,111	2,869	1,403	4,661
Provision for income taxes	513	1,270	649	2,070
Net income	$598	$1,599	$754	$2,591

Dividends on preferred stock	251	251	502	502

Net income available to common stockholders	$347	$1,348	$252	$2,089

Basic income per common share	$0.02	$0.08	$0.01	$0.12

Diluted income per common share	$0.02	$0.05	$0.01	$0.08

Weighted average common shares outstanding, basic	17,388	17,388	17,388	17,388
Weighted average common shares outstanding, diluted	28,355	32,853	17,401	32,628

COMFORCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
June 28, 2009 and December 28, 2008
(in thousands, except share and per share amounts)
(unaudited)

Assets	June 28, 2009	December 28, 2008

Current assets:
Cash and cash equivalents	$5,679	6,137
Accounts receivable, less allowance of $128 in 2009 and $92 in 2008	119,540	140,763
Funding and service fees receivable, less allowance of $8 in 2009 and $20 in 2008	8,452	8,941
Prepaid expenses and other current assets	3,178	3,014
Deferred income taxes, net	353	353
Total current assets	137,202	159,208

Property and equipment, net	9,582	10,057
Deferred financing costs, net	134	213
Goodwill	32,073	32,073
Other assets, net	93	185

Total assets	$179,084	201,736

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$3,182	2,675
Short-term debt (related party)	1,849	1,778
Accrued expenses	104,832	131,441
Total current liabilities	109,863	135,894

Long-term debt	70,883	68,200
Deferred income taxes, net	1,110	1,074
Other liabilities	212	401

Total liabilities	182,068	205,569

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized; 17,387,643 and 17,387,560 shares issued and outstanding in 2009 and 2008, respectively	174	174
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at June 28, 2009 and December 28, 2008, with an aggregate liquidation preference of $9,080 at June 28, 2009 and $8,850 at December 28, 2008	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at June 28, 2009 and December 28, 2008, with an aggregate liquidation preference of $733 at June 28, 2009 and $714 at December 28, 2008	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at June 28, 2009 and December 28, 2008 ,with an aggregate liquidation preference of $9,043 at June 28, 2009 and $8,790 at December 28, 2008	10,264	10,264
Additional paid-in capital	48,452	48,406
Accumulated other comprehensive loss	(473)	(522)
Accumulated deficit	(66,218)	(66,972)

Total stockholders’ deficit	(2,984)	(3,833)

Total liabilities and stockholders’ deficit	$179,084	201,736

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